Exhibit (1).(ii)

Broker dealer marketing and servicing agreement for annuity contracts	Principal Life Insurance Company Principal National Life Insurance Company Principal Securities, Inc. Des Moines, IA 50392-0470 Members of Principal Financial Group®

This Broker Dealer Marketing and Servicing Agreement for Annuity Contracts, (the “Agreement”) is entered into by and among Principal Life Insurance Company (“Issuer”) and Principal Securities, Inc. (Distributor”), on the one hand,

and

and its duly licensed insurance affiliates indicated on the signature page of this Agreement, if any, (collectively “Broker Dealer”), on the other hand. Distributor, Issuer and Broker Dealer are individually referred to as a “Party” and collectively as the “Parties”. After you sign the Agreement, it will take effect once We receive it and accept it at Our home office in Des Moines, Iowa. Company will provide notice to You of the effective date upon such acceptance.

Recitals

A.

Issuer offers certain individual annuity contracts listed in the exhibit(s) attached to this Agreement (“Annuity Contracts”). The exhibit(s) attached to this Agreement are incorporated herein by reference and made a part hereof (“Exhibits”).

B.

Distributor is a broker dealer registered with the Securities and Exchange Commission (the “SEC”) under the Securities and Exchange Act of 1934, as amended, (the “1934 Act”) and a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Distributor is the principal underwriter of the Annuity Contracts.

C.

Broker Dealer is engaged in the sale of securities and other investment products, including annuity contracts that are registered with the SEC. Broker Dealer either is licensed in certain states as an insurance agent or agency or has entered into an insurance networking agreement with the undersigned duly licensed insurance affiliates to act on its behalf in the capacity of a licensed insurance agent or agency.

D.

The Parties enter into this Agreement for the purpose of authorizing Broker Dealer to solicit sales of and service Annuity Contracts, subject to the terms and conditions set forth in this Agreement and the Exhibits.

Now therefore, in consideration of the mutual promises and covenants contained in this Agreement, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

Representations

1.

Issuer represents that the Annuity Contracts shall comply with the registration and other applicable requirements of the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “40 Act”), as applicable, and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto. Issuer further represents that the Annuity Contract prospectuses included in Issuer’s registration statement, post-effective amendments, and any supplements thereto, as filed or to be filed with the SEC, as of their respective effective dates, contain or will contain all statements and information required to be stated therein by the 1933 Act and in all respects conform or will conform to the requirements thereof, and no prospectus, nor any supplement thereof, includes or will include any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing representations shall not apply to information contained in or omitted from any prospectus or supplement in reliance upon and in conformity with written information furnished to Issuer by Broker Dealer specifically for use in preparation thereof. The foregoing representations also shall not apply to information contained in or omitted from any prospectus or supplement of any underlying mutual fund (for Annuity Contracts with underlying mutual funds).

2.

Broker Dealer represents and warrants that it is a broker dealer registered with the SEC under the 1934 Act, a member in good standing of FINRA, and is registered as a broker dealer under state law to the extent required in order for it or those persons who are registered with it and licensed as insurance producers (“Registered Representatives”) to provide the services described in this Agreement. Broker Dealer agrees to abide by all rules and regulations of FINRA, including its Conduct Rules, and to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale and servicing of Annuity Contracts.

©2021 Principal Financial Services, Inc. Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
This completed document is for restricted use only. No part may be copied nor disclosed without prior consent of Principal®.
DD9502-03 | 2014 VA Selling Agreement | 10/2021 | 1879963-102021 | Classification: Internal Use

Marketing/servicing

3.

Issuer and Distributor appoint Registered Representatives to solicit and procure applications for the sale of and service of Annuity Contracts. This appointment is not exclusive and only extends to those jurisdictions in which the Annuity Contracts have been approved for sale and in which Broker Dealer and Registered Representatives are properly registered, licensed and appointed.

4.

Broker Dealer will itself be, or will select persons associated with it who are, trained and qualified to solicit applications for purchase and service of Annuity Contracts in conformance with applicable state and federal laws. Any such persons shall be registered representatives of Broker Dealer in accordance with the rules of FINRA and any applicable state laws, be licensed to offer the Annuity Contracts in accordance with the insurance laws of any jurisdiction in which such person solicits applications and be licensed with and appointed by Issuer to solicit applications for and service Annuity Contracts.

5.

As permitted by state insurance laws and regulations, Issuer and Distributor contract with Broker Dealer for Broker Dealer to establish procedures that are reasonably designed to ensure suitable recommendations and/or recommendations in the applicants’ best interests, as applicable, and provide appropriate supervision of sales of the Annuity Contracts. Broker Dealer will use commercially reasonable efforts to train and instruct its Registered Representatives not to make recommendations to an applicant to purchase an Annuity Contract in the absence of reasonable grounds to believe that the purchase is suitable for and in the best interest of such applicant, in accordance with the suitability and disclosure requirements of the 1934 Act, FINRA Conduct Rule 2310, Regulation Best Interest, applicable rules of the U.S. Department of Labor, and any state insurance law or regulation governing the offer and sale of Annuity Contracts, including any state law or regulation governing sales to the public in general (e.g. consumer protection laws or regulations, unfair trade practices, annuity disclosure regulations, etc.) or to senior citizens, as the same may be amended or interpreted from time to time. Broker Dealer will use commercially reasonable efforts to determine that each transaction is completed with a Registered Representative’s report indicating suitability and best interest, as applicable, including any required and necessary customer information, and is subjected to a review process in compliance with FINRA Conduct Rule 3010, as the same may be amended or interpreted from time to time. Each application shall be approved by one of Broker Dealer’s registered principals, in accordance with all applicable FINRA rules.

6.

The activities of all Registered Representatives, employees and agents (“producers”) will be under the direct supervision and control of Broker Dealer. The right of Registered Representatives to solicit applications for the purchase and service of Annuity Contracts is subject to their continued compliance with the rules and procedures that may be established by Broker Dealer, or Issuer, including, but not limited to, those set forth in this Agreement.

7.

Broker Dealer shall ensure that applications for the purchase of Annuity Contracts are solicited only in the states where Annuity Contracts are qualified for sale, and only in accordance with the terms and conditions of the then current prospectus applicable to Annuity Contracts and will make no representations not included in the prospectus, Statement of Additional Information, or in any authorized supplemental material supplied by Distributor. With regard to Annuity Contracts, Broker Dealer shall not use or permit its producers to use any sales promotion materials or any form of advertising other than that supplied or approved by Distributor. Issuer and Distributor shall provide only approved supplemental material, advertising and sales materials, including illustrations, for Broker Dealer’s use.

8.

Broker Dealer will promptly forward to the appropriate office of Distributor, or its authorized designee, all Annuity Contract applications along with other documents, if any, and any payments received with such applications and will have no rights of set off for any reason. Any Annuity Contract application that is rejected, together with any payment made and other documents submitted, shall be returned to Broker Dealer or the source of the payments.

9.

Broker Dealer shall ensure that the prospectus delivery requirements under the 1933 Act and all other applicable securities and insurance laws, rules and regulations are met and that delivery of any prospectus for Annuity Contracts will be accompanied by delivery of the prospectus for the underlying mutual funds (where applicable), and, where applicable and required by state law, the Statement of Additional Information for the underlying mutual funds. Issuer or Distributor shall inform Broker Dealer of those states that require delivery of a Statement of Additional Information with the prospectus on initial sale. Broker Dealer is responsible for prospectus delivery requirements only on initial sale. Issuer and Distributor will be responsible for prospectus delivery annually after the original sale.

10.

Broker Dealer agrees to maintain all books and records relating to the servicing and sale of Annuity Contracts or interests therein required under the 1934 Act, and any applicable rules promulgated thereunder, and applicable securities or insurance laws of any states.

11.

Broker Dealer understands and agrees that, in performing the services covered by this Agreement, it is acting in the capacity of an independent contractor and not as an agent or employee of Distributor or Issuer and is not authorized to

©2021 Principal Financial Services, Inc. Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
This completed document is for restricted use only. No part may be copied nor disclosed without prior consent of Principal®.
DD9502-03 | 2014 VA Selling Agreement | 10/2021 | 1879963-102021 | Classification: Internal Use

act for, or make any representation on behalf of, Distributor or Issuer except as specified herein. Broker Dealer understands and agrees that Issuer shall execute telephone transactions only in accordance with the terms and conditions of the then current prospectus applicable to Annuity Contracts and agrees that in consideration for Broker Dealer’s right to exercise the telephone transaction services neither Distributor nor Issuer will be liable for any loss, injury or damage incurred as a result of acting upon, nor will they be held responsible for the authenticity of any telephone instructions containing unauthorized, incorrect or incomplete information. Broker Dealer agrees to indemnify and hold harmless Distributor and Issuer against any loss, injury or damage resulting from any telephone transactions instruction containing unauthorized, incorrect or incomplete information received from Broker Dealer or any of its Registered Representatives. (Telephone instructions are recorded on tape.)

12.

Broker Dealer has no authority to: incur any liability or debt on behalf of Issuer or Distributor; accept risks or contracts of any kind; make, alter, authorize or discharge any contract; fail to transmit promptly any contributions collected to Issuer or Distributor; or bind Issuer or Distributor in any way.

13.

Broker Dealer agrees to notify Distributor promptly of any change, termination, or suspension of its status as a broker dealer or FINRA member. Broker Dealer shall immediately notify Distributor with respect to i) the initiation and disposition of any form of disciplinary action by the FINRA or any other agency or instrumentality having jurisdiction with respect to the subject matter hereof against Broker Dealer or any Registered Representative; ii) the issuance of any form of deficiency notice made part of the public record by FINRA or any such agency regarding Broker Dealer’s training, supervision or sales practices; and/or iii) the effectuation of any consensual order with respect thereto.

14.

Broker Dealer agrees to notify Distributor and Issuer immediately of any customer complaints or legal or regulatory inquiries (including, but not limited to, subpoenas) regarding any Annuity Contracts offered or sold pursuant to the Agreement. Broker Dealer shall provide full, prompt cooperation and assistance to Distributor and Issuer in responding to and resolving any such complaints or inquiries.

15.

Anti-Money Laundering and Know Your Customer Compliance: The Parties acknowledge that they are financial institutions subject to the USA Patriot Act of 2001, the Bank Secrecy Act and other federal and state anti-money laundering and economic sanctions laws and regulations, including but not limited to, the laws, regulations and executive orders administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, the “AML Acts”). Such laws require, among other things, that financial institutions adopt compliance programs to guard against money laundering and doing business with individuals or entities where it has been prohibited or limited pursuant to law (each an “Embargoed Person”). Each Party represents and warrants that it is in compliance and will continue to comply with the AML Acts and the applicable rules and regulations of the SEC, FINRA, and any other self-regulatory organizations, as they now exist and as they may be amended in the future. Broker Dealer represents and warrants that it has adopted a customer identification program and will verify the identity of customers who purchase the product covered by this Agreement. Each Party agrees to use reasonable efforts to cooperate with the other party, exchange information as permitted by law and assist each other in detecting possible money laundering, terrorist financing or transaction with an Embargoed Person in connection with the offer or sale of any Policy pursuant to this Agreement; provided however, that nothing in this paragraph shall be read to relieve either Party from any responsibility to monitor for and file reports regarding suspicious activity or other prohibited activity to the extent required under any applicable provisions of the AML Laws. Further, each Party agrees to supply the other Party, upon request, with a certification of its compliance with applicable AML Laws. The Parties further acknowledge that they have a current 314(b) notice on file with FinCEN in accordance with section 314(b) of the USA Patriot Act and agree to refile such notice annually (or as otherwise required to remain current in accordance with applicable rules and regulations) during the term of this Agreement.

Compensation

16.

Unless otherwise provided, Issuer, on behalf of Distributor, shall pay compensation to Broker Dealer as set out in this Agreement and the Exhibits. Compensation shall only be paid to Broker Dealer of record on premiums paid to and retained by Issuer while this Agreement is in force. Broker Dealer agrees to pay a commission to Registered Representatives in connection with the sales or servicing of Annuity Contracts under this Agreement.

17.

In those states where Broker Dealer has not obtained an insurance license, Broker Dealer represents and warrants that: it has entered into an insurance networking agreement with the undersigned duly licensed insurance affiliate(s) to act on its behalf in the capacity of a licensed insurance agent or agency (“Affiliated Agency”). Broker Dealer authorizes Issuer to pay any compensation owed to Broker Dealer from the sales or servicing of Annuity Contracts to such Affiliated Agency. Broker Dealer remains fully responsible for recordkeeping and supervision of the solicitation, sale and/or servicing of Annuity Contracts. All compensation received by Affiliated Agency in accordance with this section will be distributed by Affiliated Agency only to duly licensed and registered representatives who have been appointed by Issuer to solicit applications for Annuity Contracts.

©2021 Principal Financial Services, Inc. Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
This completed document is for restricted use only. No part may be copied nor disclosed without prior consent of Principal®.
DD9502-03 | 2014 VA Selling Agreement | 10/2021 | 1879963-102021 | Classification: Internal Use

18.

Issuer and Distributor may change the compensation schedules set forth in the attached Exhibits at any time and will notify Broker Dealer of the revised compensation schedules electronically or by other writing in advance of the effective date of the change. Any change to the compensation schedules will affect only commissions payable on Annuity Contracts with an effective date on or after the effective date of the change, unless otherwise provided or required by law. Issuer or Distributor may discontinue the issuance of any form of Annuity Contract and fix the amount of compensation on Annuity Contracts issued in exchange for previously issued Annuity Contracts.

19.

Broker Dealer agrees to return promptly to Issuer all compensation received for any Annuity Contract returned within the “free look” period as specified in the Annuity Contract. Issuer expressly reserves the right to change the broker dealer of record or Registered Representative in the event an Annuity Contract owner so requests.

20.

Any indebtedness or obligation of Broker Dealer to Distributor or Issuer, whether arising hereunder or otherwise, shall be set off against any compensation payable under this Agreement or any other agreement between or among the Parties or their affiliates. Indebtedness or obligations include but are not limited to any debt, liability, or debit balance resulting from Issuer’s reversal of compensation under this Agreement or any other agreement between or among the Parties or their affiliates. It also includes any amount paid by Issuer or Distributor, including reasonable attorney fees and costs, to settle a complaint or satisfy any judgment entered by any court, administrative agency or arbitrator related to any Annuity Contract sold by Broker Dealer, or its producers or breach of Broker Dealer’s duties and responsibilities contained in this or any prior Agreement, whether or not the liability for settlement or satisfaction of judgment arose after the termination of this Agreement. Issuer or Distributor reserves the right to use any remedies under the law to collect any indebtedness Broker Dealer owes Issuer or Distributor and Broker Dealer agrees to pay any reasonable attorney’s fees and actual costs of collection incurred as a result of such action.

Confidentiality

21.a.Confidentiality. Each Party acknowledges that, in the course of performing its duties under this Agreement or otherwise, it may receive or learn information about individuals who have applied for or purchased financial products or financial services from the other Party, including, but not limited to, personal, financial and/or health information (“Confidential Information”). Each Party agrees that it will not use or disclose to any affiliate or third party, orally or in writing, any Confidential Information of the other Party for any purpose other than the purpose for which the Confidential Information was provided to that Party. Without limiting any of the foregoing, each Party agrees to take all precautions that are reasonably necessary to protect the security of the other Party’s Confidential Information. Each Party agrees to restrict access to the other Party’s Confidential Information to those employees who need to know that information to perform their duties under this Agreement. Each Party further agrees that, upon request of the other Party, it will return to the Party making such request all tangible items containing any Confidential Information of the other Party, including all copies, abstractions and compilations thereof, without retaining any copies of the items required to be returned. The obligations of this paragraph extend to the employees, agents, affiliates and contractors of each Party and each Party shall inform such persons of their obligations hereunder.

21.b.Notification obligation. Each Party shall, upon learning of any unauthorized disclosure or use of any of the other Party’s Confidential Information, notify the other Party promptly and cooperate fully with such Party to protect such Confidential Information.

21.c.Disclosure required by law. If Broker Dealer believes it is required by law or by a subpoena or court order to disclose any Confidential Information, Broker Dealer, prior to any disclosure, shall promptly notify Issuer in writing attaching a copy of the subpoena, court order or other demand and shall make all reasonable efforts to allow Issuer an opportunity to seek a protective order or other judicial relief.

21.d.Non-restricted information. Except as stated in the final sentence of this paragraph, nothing in this Agreement shall be construed to restrict disclosure or use of information that: (a) was in the possession of or rightfully known by the recipient, without an obligation to maintain its confidentiality, prior to receipt from the other Party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the recipient in good faith from a third party having the right to disclose it without an obligation of confidentiality; (d) is independently developed by the receiving Party without the participation of individuals who have had access to the other Party’s confidential or proprietary information. The Parties acknowledge that certain laws governing Confidential Information about individuals are more restrictive than the foregoing statements and they agree to comply in all respects with such laws.

21.e.Compliance with law. Each Party agrees, in connection with its performance under this Agreement, to comply with all applicable laws, including but not limited to laws protecting the privacy of non-public personal information about individuals.

©2021 Principal Financial Services, Inc. Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
This completed document is for restricted use only. No part may be copied nor disclosed without prior consent of Principal®.
DD9502-03 | 2014 VA Selling Agreement | 10/2021 | 1879963-102021 | Classification: Internal Use

21.f.Survival. The provisions of this Agreement relating to confidentiality shall survive termination or expiration of this Agreement.

Indemnification

22.

In connection with the offer, sale or servicing of Annuity Contracts, Broker Dealer agrees to indemnify and hold harmless Distributor and Issuer from any damage or expense, including reasonable attorneys’ fees, as a result of (a) the negligence, misconduct or wrongful act of Broker Dealer or producers; (b) any violation of any securities or insurance laws, regulations or orders or (c) any actual obligation of the Affiliated Agency under terms of the agreement between Broker Dealer and the Affiliated Agency, including claims by one or more of Registered Representatives for compensation due or to become due on account of such Registered Representatives’ sale or servicing of Annuity Contracts and any claims or controversy between Broker Dealer and Affiliated Agency as to rights to compensation. Notwithstanding the foregoing, Broker Dealer shall not indemnify and hold harmless Distributor and Issuer from any damage or expense on account of the negligence, misconduct or wrongful act of Broker Dealer or producer if such negligence, misconduct or wrongful act arises out of or is based upon any untrue statement or alleged untrue statement of material fact, or the omission or alleged omission of a material fact in: (i) any registration statement, including any prospectus or any post-effective amendment thereto; or (ii) any material prepared and/or supplied by Distributor or Issuer for use in conjunction with the offer or sale of Annuity Contracts, or (iii) any state registration or other document filed in any state or jurisdiction in order to qualify any Annuity Contracts under the securities laws of such state or jurisdiction. The terms of this provision shall not be impaired by termination of this Agreement.

23.

In connection with the solicitation of applications for the purchase of Annuity Contracts, Distributor and Issuer agree to indemnify and hold harmless Broker Dealer from any damage or expense, including reasonable attorneys’ fees, as a result of the negligence, misconduct or wrongful act of Distributor or Issuer or any employee, representative or agent of Distributor or Issuer, including but not limited to, any damage or expense which arises out of or is based upon any untrue statement or alleged untrue statement of material fact, or the omission or alleged omission of a material fact in: (i) any registration statement, including any prospectus or any post-effective amendment thereto; or (ii) any material prepared and/or supplied by Distributor or Issuer for use in conjunction with the offer or sale of Annuity Contracts; or (iii) any state registration or other document filed in any state or other jurisdiction in order to qualify any Annuity Contract under the securities laws of such state or jurisdiction and/or any actual or alleged violation of any securities or insurance laws, regulations or orders. The terms of this provision shall not be impaired by termination of this Agreement.

General provisions

24.

Issuer or Distributor may modify this Agreement at any time by written notice to Broke Dealer. Any notice shall be deemed to have been given on the date upon which it was either delivered personally or by fax or e-mail transmission to the other Party, or mailed post prepaid to his or its address as shown herein.

25.

Any Party hereto may terminate this Agreement at any time upon prior written notice. This Agreement shall automatically terminate if Broker Dealer voluntarily or involuntarily ceases to be or is suspended from being, a member in good standing of FINRA. In addition, Distributor and Issuer reserve the right to terminate this Agreement in the event that any producer of Broker Dealer is suspended, disciplined or found to be in violation of governing insurance or securities laws, rules or regulations. Failure of any Party to terminate this Agreement for any of the causes set forth in this Agreement shall not constitute a waiver of the right to terminate this Agreement at a later time for any such causes.

26.	This Agreement may not be assigned by Broker Dealer without the prior written consent of Issuer and Distributor, which shall not be unreasonably withheld.
27.	This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.
28.

No failure or delay to exercise, nor any single or partial exercise of, any right, power, or privilege given or arising under this Agreement will operate as a waiver of future rights to exercise any such right, power, or privilege.

29.	This Agreement may be signed in any number of counterparts, each of which will be considered an original, but all of those counterparts will together constitute only one Agreement.
30.

The determination that any provision of this Agreement is not enforceable in a particular jurisdiction will not affect the validity or enforceability of the remaining provisions generally, or in any other jurisdiction or as to any other entities not involved in that judgment. Such unenforceable provisions will be stricken or deemed modified in accordance with such determination and this Agreement, as so modified, will continue to be in force and effect.

©2021 Principal Financial Services, Inc. Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
This completed document is for restricted use only. No part may be copied nor disclosed without prior consent of Principal®.
DD9502-03 | 2014 VA Selling Agreement | 10/2021 | 1879963-102021 | Classification: Internal Use

Signatures

If there are any alterations to this document (other than the addition of an authorized signature and date), the document will not become a valid, binding agreement and instead will be null and void.

In Witness Whereof, the parties have caused their duly authorized officers to execute this Agreement.

Broker Dealer

By:

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Date

Principal Securities, Inc.

Signature of Operations Officer – Broker Dealer Operations

Principal Life Insurance Company

Signature of President – Principal Life Insurance Company

Affiliated Agencies of Broker Dealer

By:

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Date

©2021 Principal Financial Services, Inc. Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
This completed document is for restricted use only. No part may be copied nor disclosed without prior consent of Principal®.
DD9502-03 | 2014 VA Selling Agreement | 10/2021 | 1879963-102021 | Classification: Internal Use